Exhibit 99.1

News from The Chubb Corporation

The Chubb Corporation
15 Mountain View Road • P.O. Box 1615
Warren, New Jersey 07061-1615
Telephone: 908-903-2000

Chubb Secures Full Cash Collateral for Aquila Surety Exposure

     Warren, New Jersey, July 19, 2004 – The Chubb Corporation [NYSE: CB] announced today that two of its subsidiaries, Federal Insurance Company and Pacific Indemnity Company, have reached a settlement agreement with Aquila, Inc. under which Aquila is providing Chubb with collateral of $500 million.

     This collateral represents Chubb’s complete exposure to Aquila under gas forward purchase surety bonds. In connection with the settlement, Chubb has agreed to pay Aquila up to $15 million following the complete discharge of Chubb’s exposure.

     Chubb and Aquila jointly filed a motion with the United States District Court for the Western District of Missouri to approve the settlement and to dismiss the current litigation between the two companies.

For further information contact:	Investors:
Glenn A. Montgomery
908-903-2365

Media:
Mark E. Greenberg
908-903-2682